Exhibit 99.1

Contact:	Mike Huston, President, CEO, and COO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Announces 4-for-1 Stock Split

ANCHORAGE, Alaska - August 22, 2025 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today announced that its Board of Directors has approved a 4-for-1 forward stock split of its common stock. The stock split is part of the Company's ongoing review of optimal trading and spread levels. The purpose of the split is to enhance stock liquidity, make shares more accessible to a broader base of retail investors, and support increased trading activity.

The shares to be issued in the stock split are expected to be payable after market close on September 22, 2025, for shareholders of record at the close of business on September 18, 2025. Shareholders will receive a distribution of three additional shares of common stock for each share of common stock held. Northrim's common stock is expected to begin trading on a post-split basis at the market open on September 23, 2025 under the Company's existing trading symbol “NRIM.” The stock split will increase the number of shares of Northrim’s outstanding common stock from approximately 5.5 million shares to approximately 22.0 million shares.

As a result of the stock split, proportional adjustments will be made to the number of shares of Northrim's common stock underlying the Company's outstanding stock options and awards, and the number of shares issuable under the Company's equity incentive plans, as well as the exercise price, as applicable. The Company anticipates filing a Form 8-K with the U.S. Securities and Exchange Commission after the effective date to report an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, effecting the stock split and reflecting a proportional increase to the total number of authorized shares of Northrim's common stock from 10,000,000 to 40,000,000 and reflecting a proportional decrease in the par value of a share of Common Stock from $1.00 to $0.25.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches throughout the state and differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. The Bank has two wholly-owned subsidiaries, Sallyport Commercial Finance, LLC, a specialty finance company and Residential Mortgage, LLC, a regional home mortgage company. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

Note Transmitted on GlobeNewswire on August 22, 2025, at 12:15 pm Alaska Standard Time.